Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 78,664,790.45		$ 12,043.58
	Total Transaction Valuation:	$ 78,664,790.45
	Total Fees Due for Filing:			$ 12,043.58
	Total Fees Previously Paid:			$ 12,043.58
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	(a) The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $12,043.58, calculated at $153.10 per $1,000,000 of the transaction value, was paid in connection with the filing of the Schedule TO-I by SkyBridge Opportunity Fund (File No. 005-79005) on July 30, 2025 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer. (b) Calculated at $153.10 per $1,000,000 of the transaction value.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A